AMENDMENT TO

UNIT PURCHASE OPTION

This AMENDMENT TO UNIT PURCHASE OPTION (this ‘‘Amendment’’), dated January 23, 2007, is made by and between Healthcare Acquisition Corp. (the ‘‘Company’’) and the holder designated on the signature page hereof (‘‘Holder’’), to that certain Unit Purchase Option referred to below.

WHEREAS, the Company issued that certain Unit Purchase Option, dated July 28, 2006 (the ‘‘Unit Purchase Option’’), in connection with the Company’s initial public offering and the Holder is the owner of the Unit Purchase Option; and

WHEREAS, the parties hereto have agreed that the Unit Purchase Option be amended as set forth herein to clarify the understanding between the parties with respect to the terms of the Unit Purchase Option effective as of the date of its issuance.

NOW, THEREFORE, in consideration of the premises and of the agreements contained herein, the parties hereto hereby agree as follows:

1. To reflect the original intention of the parties, Section 5.3, Damages, of the Unit Purchase Option is and shall be amended and restated in its entirety as follows:

“5.3 Potential Expiration; No Obligation to Net-Cash Settle. Notwithstanding anything to the contrary contained in this Purchase Option, if the Company is unable to deliver any securities pursuant to the exercise of this Purchase Option as a result of its inability to satisfy its registration requirements set forth in Section 5 hereof, or an exemption from the registration requirements of the Securities Act of 1933, as amended, does not exist, the Purchase Option and the underlying securities may expire unexercised or unredeemed and the Company will have no obligation to pay such registered holder any cash or otherwise “net-cash settle” the Purchase Option or the Warrants underlying the Purchase Option.”

2. Upon the due execution and delivery of this Amendment by the parties hereto, on and after the date hereof each reference in the Unit Purchase Option to this ‘‘Purchase Option’’, ‘‘hereunder’’, ‘‘hereof’’, ‘‘herein’’ or words of like import referring to the Unit Purchase Option shall mean and be a reference to the Unit Purchase Option, as amended hereby. Except as specifically amended above, the Unit Purchase Option shall remain in full force and effect and is hereby ratified and confirmed.

3. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

IN WITNESS WHEREOF, the parties have executed this AMENDMENT TO UNIT PURCHASE OPTION as of the date first set forth above.

HEALTHCARE ACQUISITION CORP.

By:	/s/ Matthew P. Kinley
Name: Matthew P. Kinley
Title: President

HOLDER

Maxim Partners, LLC

By:	/s/ Edward Rose
Name: Edward Rose
Title: Vice Chairman